Exhibit 10-4



         Description of Supplemental Insurance Benefits

     The Company provides additional life insurance coverage equal to $200,000 to certain executives and $300,000 to certain executives of the Company who are also on its Board of Directors. The Company provides additional travel accident insurance equal to three times salary and most recent bonus to certain executives, beyond the coverage provided to other employees.